Exhibit 7.09

GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, NY 10282-2198	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

May 1, 2013

Exchange Merger Corp.
c/o Broad Street Principal Investments, L.L.C.
200 West Street
New York, NY 10282
Attention:  Nicole Agnew

Project Exchange
Credit Facilities Commitment Letter

Ladies and Gentlemen:

You have advised Goldman Sachs Lending Partners LLC (“GSLP”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities”, and together with CS and their respective affiliates, “Credit Suisse”, and together with GSLP, “we”, “us” or the “Commitment Parties”) that Exchange Merger Corp., a newly created corporation organized under the laws of the State of Delaware (“Newco” or “you”), formed at the direction of Broad Street Principal Investments, L.L.C. and its affiliates (collectively, the “Sponsor”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). For purposes of this Commitment Letter, “Goldman Sachs” means GSLP and any of its affiliates that may provide services or perform obligations under this Commitment Letter or the Fee Letter (as defined below).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the "First Lien Facilities Term Sheet") or the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the "Second Lien Facility Term Sheet" and, together with the First Lien Facilities Term Sheet, the "Term Sheets"; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the "Commitment Letter").

1.	Commitments.

In connection with the Transactions, (a)(i) GSLP is pleased to advise you of its several, but not joint, commitment to provide 50% of the aggregate principal amount of each of the First Lien Facilities and (ii) CS is pleased to advise you of its several, but not joint, commitment to provide 50% of the aggregate principal amount of each of the First Lien Facilities, (b)(i) GSLP is pleased to advise you of its several, but not joint, commitment to provide 50% of the aggregate principal amount of the Second Lien Term Facility and (ii) CS is pleased to advise you of its several, but not joint, commitment to provide 50% of the aggregate principal amount of the Second Lien Term Facility, in each case (described in clauses (a) and (b) above)  subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto, in the section entitled “Conditions to Borrowing” in

Exhibit C hereto (in each case, limited on the Closing Date (as defined below) as indicated therein), as applicable, and in Exhibit D hereto. GSLP and CS are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender”, with the entities named in clause (a) above being herein called the “Initial First Lien Lenders” and the entities named in clause (b) above being herein called the “Initial Second Lien Lenders”.

2.	Titles and Roles.

It is agreed that (i) each of GSLP and CS Securities will act as a lead arranger for each of the Credit Facilities (each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) each of GSLP and CS Securities will act as a joint bookrunner for each of the Credit Facilities (each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”), (iii) CS (or an affiliate designated by it) will act as administrative agent and collateral agent for the First Lien Facilities (in such capacity, the “First Lien Administrative Agent”) and (iv) CS (or an affiliate designated by it) will act as administrative agent for the Second Lien Term Facility (in such capacity, the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agents”). It is further agreed that GSLP shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the First Lien Facilities and that Credit Suisse shall have “right side” designation and shall appear on the top right of any Information Materials and all other offering or marketing materials in respect of the First Lien Facilities. It is further agreed that Credit Suisse shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Second Lien Term Facility and that GSLP shall have “right side” designation and shall appear on the top right of any Information Materials and all other offering or marketing materials in respect of the Second Lien Term Facility. All other financial institutions and any other Lead Arranger and/or Joint Bookrunner will be listed in customary fashion (as mutually agreed to by the Lead Arrangers on the date hereof and you) on any Information Materials and other offering or marketing materials in respect of the Credit Facilities.  You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to and/or after the execution of the First Lien Facilities Documentation (as defined in Exhibit B) and the Second Lien Facility Documentation (as defined in Exhibit C and, collectively with the First Lien Facilities Documentation, the "Facilities Documentation"), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and, with respect to the Revolving Facility, you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”).  Notwithstanding the foregoing, the Lead Arrangers will not syndicate to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or the Sponsor to us prior to the date of this Commitment Letter and (ii) those persons who are competitors of the Company and its subsidiaries that have been separately identified in writing by you or the Sponsor to us prior to the date of this Commitment Letter (as may be updated from time to time after the Syndication Date) (clauses (i) and (ii) above, collectively

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"Disqualified Lenders"). The Lead Arrangers may provide a list of the Disqualified Lenders to any Lender.

Notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto (but subject to Section 2 above), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of both the consummation of the Acquisition and the initial funding under the Credit Facilities (the date of such consummation and funding, the "Closing Date")) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding of the Credit Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until after the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with the marketing and syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date.  The Lead Arrangers may commence syndication efforts promptly after your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) of the Credit Facilities is achieved and (ii) the 30th day following the Closing Date (such earlier date, the "Syndication Date"), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us, and, with respect to the Revolving Facility, you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any marketing and syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, the Company's and its subsidiaries' existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you and the Sponsor, on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate, such contact between senior management, certain representatives or certain advisors of the Company and its subsidiaries, on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the Company and its subsidiaries to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, promptly following the date of this Commitment Letter and in any event prior to the launch of the general syndication of the Credit Facilities, public ratings for the Credit Facilities from each of Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's"), and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody's, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause the officers of the Company to be available for such

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meetings) and (f) there being no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you, any of your direct or indirect parent holding companies or subsidiaries, or, after using your commercially reasonable efforts, to the extent practical, appropriate and reasonable, the Company or any of its subsidiaries, being offered, placed or arranged (other than the Credit Facilities or any indebtedness of the Company and its subsidiaries permitted to be incurred or to remain outstanding on the Closing Date under paragraph 4 of Exhibit D) without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities (it being understood that the Company's and its subsidiaries' deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not  be deemed to materially impair the primary syndication of the Credit Facilities).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in this paragraph, including in any of clauses (a) through (f) above, shall constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The Lead Arrangers, in their capacities as such, will control and manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions (with respect to the Revolving Facility, reasonably acceptable to you (your consent not to be unreasonably withheld or delayed)) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the third preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts to cause, to the extent practical and appropriate, the Company and its subsidiaries to provide) to the Lead Arrangers the information with respect to the Borrower, the Company and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, the historical financial information set forth in paragraphs 5 and 6 of Exhibit D, and customary financial estimates, forecasts and other projections delivered to us by you (the "Projections") and such other customary information as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Company or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit D.

You hereby acknowledge that (a) the Lead Arrangers will make available Projections and other customary offering and marketing materials and presentations, including a customary confidential information memoranda to be used in connection with the syndication of the Credit Facilities (the "Information Memorandum") (such Projections, other offering and marketing materials and the Information Memorandum, collectively, with the Term Sheets, the "Information Materials") on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online, via email, or by similar electronic means ("Electronic Information

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Delivery") and (b) certain of the Lenders may be "public side" Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Borrower, the Company or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you, the Company or your or its respective subsidiaries were public reporting companies (as reasonably determined by you) (collectively, the "Public Side Information"; any information that is not Public Side Information, "Private Side Information")) and who may be engaged in investment and other market related activities with respect to you or the Company or your or the Company's or any of their respective subsidiaries’ respective securities) (each, a "Public Sider" and each Lender that is not a Public Sider, a "Private Sider").  You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the reasonable request of the Lead Arrangers, you agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause, to the extent practical and appropriate, the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that includes only Public Side Information with respect to you, the Borrower or the Company or any of your or their respective subsidiaries or securities to be used by Public-Siders.  It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials (i.e., separate authorization letters and/or Information Materials containing only Public Side Information and/or Information Materials containing Private Side Information) that authorize the distribution of the Information Materials to prospective Lenders and contain the representations set forth in Section 4 below (and, for Public Siders, a representation that the Information Materials do not include Private Side Information) and exculpate us and our affiliates with respect to any liability related to the use of the content of such Information Materials or related offering and marketing materials by the recipients thereof, and exculpate you and your subsidiaries, the Investors and your and their respective affiliates and the Company and its subsidiaries and affiliates, including the Shareholders, in the event of any unauthorized misuse of the Information Materials or related offering and marketing materials by the recipients thereof.  Before distribution of any Information Materials, at our request, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as "Public Information", which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof. By marking Information Materials as "PUBLIC", you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as containing only Public Side Information (it being understood that if you are unable to reasonably determine if any such information is or is not Public Side Information, you shall not be obligated to mark such information as "PUBLIC").  We will not make any Information Materials not marked "PUBLIC" available to Public Siders except as contemplated in the succeeding paragraph.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto):  (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities' terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) financial statements of the Company and its subsidiaries (excluding the Projections (as defined below)).  If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the information described in

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the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

4.	Information.

You hereby represent and warrant that (a) all written information and written data and all other formally presented information and data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the "Information") (in the case of Information regarding the Company and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you, the Company or by any of your or its subsidiaries or representatives (including the Sponsor), in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date, and in the case of Information supplemented or updated after the Closing Date, prior to the Syndication Date) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives (including the Sponsor), in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Company and its subsidiaries and its and their respective businesses before the Closing Date, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances).  In arranging and syndicating the Credit Facilities, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the "Fee Letter"), if and to the extent payable.  Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth therein or as otherwise separately agreed to in writing by you and us.

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6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled "Conditions to All Borrowings" in Exhibit B or the section entitled "Conditions to Borrowing" in Exhibit C hereto, as applicable and (b) the conditions set forth in Exhibit D, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Credit Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation, other than those that are expressly stated in the section entitled "Conditions to All Borrowings" in Exhibit B or "Conditions to Borrowing" in Exhibit C hereto, as applicable, and in Exhibit D hereto, to be conditions to the initial funding under the Credit Facilities on the Closing Date.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) such of the representations and warranties made by, or with respect to, the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the "Specified Acquisition Agreement Representations") and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in the section entitled "Conditions to All Borrowings" in Exhibit B or "Conditions to Borrowing" in Exhibit C hereto, as applicable, and in Exhibit D hereto are satisfied (or waived by all Commitment Parties) (provided that, to the extent any security interest in any Collateral (as defined in Exhibit B or Exhibit C, as applicable) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities, if any, of the Borrower and any wholly owned U.S. domestic material subsidiaries of the Borrower (to the extent required by the Term Sheets) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that certificated equity securities of the Company and its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Company so long as you have used commercially reasonable efforts to obtain them on the Closing Date) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably, but no later than 90 days after the Closing Date (or such longer period as the Administrative Agent may determine in its reasonable discretion).  For purposes hereof, "Specified Representations" means the representations and warranties of the Borrower and the Guarantors (as defined in Exhibit B or Exhibit C hereto, as applicable) to be set forth in the Facilities Documentation relating to organizational existence of Holdings (as defined in Exhibit A) and the Borrower; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph

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10 of Exhibit D hereto); Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the Credit Facilities not violating the PATRIOT Act and other money laundering or anti-terrorism laws, laws applicable to sanctioned persons or the Foreign Corrupt Practices Act (the “FCPA”); the status of the Credit Facilities and the guarantees thereof as "senior debt"; the incurrence of the loans to be made under the Credit Facilities and the provision of the Guarantees, in each case under the Credit Facilities, and the granting of the security interests in the Collateral to secure the Credit Facilities, do not conflict with the organizational documents of the Borrower or any Guarantor or, except to the extent such conflict has not resulted in a Company Material Adverse Effect, any laws binding on the Borrower or any Guarantor or their respective properties; and, subject to the proviso in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral.  This paragraph, and the provisions herein, shall be referred to as the "Limited Conditionality Provisions".

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, partners, agents, controlling persons, advisors and other representatives and the successors of each of the foregoing (each, an "Indemnified Person"), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Credit Facilities or any use of the proceeds thereof or in connection with any claim, litigation, investigation, inquiry or proceeding (whether actual or threatened) relating to any of the foregoing (any of the foregoing, a "Proceeding"), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to reimburse (within 30 days after receipt of a written request) each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, and, if reasonably necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person, and other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person's controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives of the foregoing involved in providing the services that are the subject of this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person's affiliates or of any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives of the foregoing involved in providing services under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of a Proceeding initiated by you or one of your affiliates against the relevant Indemnified Person, a breach of the obligations of such Indemnified Person or any of such Indemnified Person's affiliates or of any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other

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representatives of the foregoing involved in providing services under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Credit Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i), (ii) or (iii) of the immediately preceding proviso apply to such person at such time and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party's consultants' fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), syndication expenses, diligence expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agents identified in the Term Sheets, and of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the "Expenses").  The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and, to such extent, thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person's affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives involved in providing the services that are the subject of this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) no Commitment Party, Lead Arranger, Joint Bookrunner or Indemnified Person shall be liable for any breach of any provision of or obligation under this Commitment Letter by any other Commitment Party, Lead Arranger, Joint Bookrunner or Indemnified Person and (iii) none of you (or any of your subsidiaries, the Investors (or any of their respective affiliates), the Company (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Party is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable Expenses to the extent arising out

9

of, resulting from, or in connection with such settlement in accordance with and to the extent provided in the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement reasonably satisfactory to such Indemnified Person.  Each Indemnified Person shall be obligated to refund or return any and all amounts paid by you to such Indemnified Person under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable decision).

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling) to other persons in respect of which you, the Investors, the Company, the Shareholders and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Company or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, investment banking and financial advisory, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, and/or engage in commodities trading or trade the debt, equity and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, the Company's customers or competitors and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Borrower, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other

10

trading with any thereof. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Each party hereto (i) acknowledges that the Sponsor is owned and/or controlled by an affiliate of Goldman Sachs, (ii) acknowledges that such relationship does not create any fiduciary duties or fiduciary responsibilities to it on the part of Goldman Sachs, and (iii) agrees that for purposes of this Commitment Letter (including the Exhibits hereto) and the Fee Letter (excluding this sentence), the Sponsor and affiliates acting on its behalf shall not be deemed to be “affiliates” of Goldman Sachs.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company, you and the Borrower and are under no obligation to disclose any conflicting interest to you.  You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Borrower and the Company, your and their respective equity holders or your and their respective affiliates, on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm's-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, the Company and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Borrower, the Company, your and their respective management, equity holders, creditors, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its respective affiliates has advised or is currently advising you, the Borrower, or the Company on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  The Commitment Parties may also co-invest with, make direct investments in or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Newco or such other entities.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Commitment Parties, except (a) to the Investors, and to your and any of the Investors' affiliates and your and their respective officers, directors, employees, agents, attorneys,

11

accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Shareholders, the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheets and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Credit Facilities (including the Information Materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheets and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), and (v) if the fee amounts payable pursuant to the Fee Letter, the economic terms of the "Market Flex Provisions" in the Fee Letter, and other portions reasonably requested by us have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Shareholders, the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, on a confidential and need-to-know basis.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees, if such disclosure relies on the exception in this clause (a), (except with respect to any audit or examination conducted by bank accountants or any government bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure, (b) upon the request or demand of any regulatory authority, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto (including any of the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Investors, the Shareholders, the Company or any of your or their respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party's knowledge, subject to contractual or fiduciary confidentiality obligations owing

12

to you, the Investors, the Shareholders, the Company or any of your or their respective subsidiaries or affiliates or any related parties thereto, (e) to the extent that such information is independently developed by such Commitment Party without the use of any confidential information, (f) to such Commitment Party's affiliates and to its and their respective employees, partners, members, officers, directors, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person's compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) for purposes of establishing a "due diligence" defense, (i) in connection with enforcement of rights under this Commitment Letter, the Fee Letter or the Facilities Documentation or (j) to rating agencies in consultation with the Company (as applicable); provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees  referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require "click through" or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender.  In the event that the Credit Facilities are funded, the Commitment Parties' and their respective affiliates', if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.  Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Notwithstanding anything to the contrary in the foregoing, you acknowledge that information and documents relating to the Credit Facilities may be transmitted through Electronic Information Delivery, and that no Indemnified Person shall be deemed in breach of this Section 9, or liable for any damages, arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence or willful misconduct).

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment as a result of, pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Company, the Borrower, or another U.S. domestically organized entity, so long as such entity is, or will be, controlled by the Investors after giving effect to the Transactions and shall (directly or indirectly through a wholly-owned subsidiary) own the Company or be the successor to the Company and agrees to be bound by the terms hereof and the Fee Letter or (ii) subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Credit Facilities) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void).  This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and

13

Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a "pdf" or "tif") shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of "Company Material Adverse Effect" (as defined in Exhibit D) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Any Joint Bookrunner may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of "tombstone" or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act"), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.  You hereby agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The titles and roles, indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication, information and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except those obligations set forth in Sections 3 and 4 which expressly apply after the Closing Date, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof, indemnification and fees), shall automatically terminate and be superseded by the provisions of the Facilities Documentation, to the extent covered thereunder, upon execution thereof by all parties thereto and the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or on a pro rata basis the Initial Lenders’ commitments with respect to the Credit Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to GSLP on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on April 30, 2013.  The Initial Lenders’ commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that GSLP has not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the

15

earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in accordance with its terms in the event that the Acquisition is not consummated, (ii) the consummation of the Acquisition with or without the funding of the Credit Facilities and (iii) 11:59 p.m., New York City time, on October 30, 2013 (such earliest time, the "Expiration Date").  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Sarah Marie Martin
Name:	Sarah Marie Martin
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

EXCHANGE MERGER CORP.

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	President

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

Project Exchange
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the "Commitment Letter") or in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Exchange Merger Corp, a newly created corporation organized under the laws of the State of Delaware ("Newco"), formed at the direction of Broad Street Principal Investments, L.L.C. and its affiliates (collectively, the "Sponsor"), intends to acquire (the "Acquisition"),  the capital stock of Ebix, Inc., a Delaware corporation (the "Company"), from the equity holders thereof (collectively, the "Shareholders").  Newco intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the "Acquisition Agreement") by and among Newco, a wholly owned subsidiary of Newco (“MergerSub”), and the Company, pursuant to which (i) MergerSub will merge with and into the Company (the "Merger"), with the Company being the surviving entity of the Merger and (ii) except with respect to certain Shareholders who may be given the opportunity to rollover capital stock and/or options into Holdings or a Parent Holdco (or to reinvest or be deemed to have reinvested the proceeds otherwise payable to such Shareholders in respect of their capital stock or incentive options in the Company), the Shareholders will receive cash in exchange for their capital stock and/or options in the Company (collectively, the "Acquisition Consideration") and the Company will become a wholly-owned direct or indirect subsidiary of Newco.

In connection with the foregoing, it is intended that:

a)
The Sponsor will establish (i) one or more newly formed corporations, limited liability companies and/or partnerships ("Parent Holdco(s)"),  (ii)  Exchange Parent Corp., a newly formed company under the laws of the State of Delaware and a wholly owned subsidiary of Newco and (iii) MergerSub as a wholly-owned direct subsidiary of Newco.

b)
The Sponsor and certain other investors arranged by and/or designated by the Sponsor (collectively with the Sponsor, the "Investors") will directly or indirectly make cash common equity contributions to Holdings, the net proceeds of which will be further contributed, directly or indirectly, to Newco as a cash common equity contribution (the foregoing, collectively, the "Equity Contribution"), in an aggregate amount equal to (i) $160 million from the Sponsor and (ii) when combined with the fair market value of any capital stock of any of the management and other existing direct or indirect equity holders of the Company and its subsidiaries rolled over or invested in connection with the Transactions (as defined below), at least 30% of the pro forma total consolidated debt and equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions.

c)
The Borrower will obtain (i) senior secured first lien loan facilities in an aggregate principal amount of up to $450 million (plus any additional amounts specified in Exhibit B under the caption "First Lien Facilities") described in Exhibit B to the Commitment Letter (the "First Lien Facilities") and (ii) a senior secured second lien term loan facility

A-1

in an aggregate principal amount of up to $150 million (the "Second Lien Term Facility" and, together with the First Lien Facilities, the "Credit Facilities").
d)
Pursuant to the Acquisition Agreement, MergerSub will merge with and into the Company with the Company being the surviving entity of the Merger and certain of the Shareholders shall be entitled to receive the Acquisition Consideration.

e)
All principal, accrued, but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding on the Closing Date under the Credit Agreement dated as of April 26, 2012, among the Company, each guarantor party thereto, Citibank, N.A., as agent, and each other lender from time to time party thereto (the "Existing Credit Facility"), shall be repaid in full in connection with the Transactions, and all commitments to lend, any security interests and guarantees in connection therewith shall have been terminated and/or released (collectively, the "Refinancing").

f)
The proceeds of the Equity Contribution, the Credit Facilities and cash on hand at the Company and its subsidiaries on the Closing Date will be applied (i) to pay the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the "Transaction Costs"), and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the "Acquisition Funds").

g)
The borrower under the Credit Facilities shall be (and the term "Borrower" as used herein shall mean) (i) Newco, prior to the Acquisition and immediately after giving effect to the Acquisition, until the Merger occurs, and (ii) the Company, after giving effect to the Acquisition and the Merger.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the "Transactions".

A-2

EXHIBIT B

Project Exchange
First Lien Facilities
Summary of Principal Terms and Conditions1

Borrower:	(i) Newco, prior to the Acquisition and immediately after giving effect to the Acquisition, until the Merger occurs, and (ii) the Company, after giving effect to the Acquisition and the Merger.
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent and Collateral Agent:
Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) will act as sole administrative agent and sole collateral agent (in such capacities, the "Administrative Agent") for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below), excluding any Disqualified Lender (together with CS and Goldman Sachs Lending Partners LLC, the "Lenders"), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:
Goldman Sachs Lending Partners LLC and Credit Suisse Securities (USA) LLC (“CS Securities”) will act as joint lead arrangers (the " Lead Arrangers"), and Goldman Sachs Lending Partners LLC and CS Securities will act as joint bookrunners (the "Joint Bookrunners"), in each case for the First Lien Facilities, and each will perform the duties customarily associated with such roles.

Syndication Agent:	Goldman Sachs Lending Partners LLC will act as Syndication Agent.
Documentation Agent or Co-Documentation Agents:	The Lead Arrangers may designate additional financial institutions, in consultation with the Borrower, to act as documentation agent or co-documentation agent.
First Lien Facilities:
(A)         A senior secured term loan facility (the "First Lien Term Facility") in an aggregate principal amount of $400 million plus, at the Borrower's election, an additional amount to fund any original issue discount or upfront fees imposed in connection with the

1	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this First Lien Facilities Term Sheet is attached, including Exhibit A thereto.

"Market Flex Provisions" in the Fee Letter. The loans under the First Lien Term Facility are referred to as the "First Lien Term Loans".

(B)          A senior secured revolving credit facility (the "Revolving Facility" and, together with the First Lien Term Facility, the "First Lien Facilities") in an aggregate principal amount of $50 million.  Commitments under the Revolving Facility are referred to as "Revolving Facility Commitments".  Lenders with Revolving Facility Commitments are collectively referred to as "Revolving Lenders" and the loans thereunder are collectively referred to as "Revolving Loans"; and together with the First Lien Term Loans, the "First Lien Loans".

Incremental First Lien Facilities:
The First Lien Facilities will permit the Borrower to add one or more incremental term loan facilities to the First Lien Facilities (each, an "Incremental First Lien Term Facility"), increase Revolving Facility Commitments (any such increase, a "Revolving Facility Increase") and/or add one incremental revolving credit facility tranche (an "Incremental Revolving Facility"); the Incremental First Lien Term Facilities, the Revolving Facility Increases and the Incremental Revolving Facility are collectively referred to as "Incremental First Lien Facilities" and the commitments in respect thereof are referred to as the "Incremental First Lien Commitments", in each case to be provided under the First Lien Facilities Documentation (as defined below), in an aggregate amount not to exceed (A) the excess of $100 million over the amount of any incremental loans under the Second Lien Term Facility plus (B) all voluntary prepayments and voluntary commitment reductions of the First Lien Facilities made prior to such date of incurrence plus (C) an additional amount such that, after giving effect to the incurrence of any such Incremental First Lien Facility pursuant to this clause (C) (which shall be deemed to include the full amount of any Revolving Facility Increase or Incremental Revolving Facility assuming that the full amount of such increase had been drawn and/or the full amount of such facility was drawn) (and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the First Lien Facilities Documentation), the Borrower would be in compliance, on a pro forma basis (but excluding the cash proceeds of such incurrence), with a First Lien Net Leverage Ratio (as defined below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) that is no greater than 4.50 to 1.00; provided that

(i)           no event of default (limited to bankruptcy and payment events of default if such Incremental First Lien Facility is incurred to finance a Permitted Acquisition, in which case, no representations shall be required to be made under the First Lien Facilities Documentation with respect to such incurrence other than as required by the lenders providing such Incremental First Lien Facility) under the First Lien Facilities Documentation has occurred and is continuing or would exist after giving effect thereto;

(ii)          the maturity date of any such Incremental First Lien Term Facility shall be no earlier than the maturity date of the First Lien Term Facility or any then-existing Incremental First Lien Facility and the weighted average life of such Incremental First Lien Term Facility shall not be shorter than the then remaining weighted average life of the First Lien Term Facility or any then-existing Incremental First Lien Facility;

(iii)         the commitment termination date of any such Incremental Revolving Facility shall be no earlier than the commitment termination date of the Revolving Facility, such Incremental Revolving Facility shall require no mandatory commitment reduction prior to the commitment termination date of the Revolving Facility, and any Incremental Revolving Facility shall be subject to the requirement that all borrowings, all repayments and all commitment terminations shall apply ratably to the Revolving Facility and the Incremental Revolving Facility;

(iv)         any Revolving Facility Increase shall be on the exact same terms applicable to the Revolving Facility, as applicable, (it being understood that, (a) if required to consummate a Revolving Facility Increase, the pricing, interest rate margins, rate floors and undrawn fees may be increased in respect of the Revolving Facility and (b) if required to consummate a Revolving Facility Increase additional upfront or similar fees may be paid to the lenders providing the Incremental First Lien Commitments) subject to the proviso in clause (v), below;

(v)          subject to clauses (ii) through (iv), above, the pricing, interest rate margins, discounts, premiums, rate floors and fees and maturity and amortization schedule applicable to any Incremental First Lien Facility shall be determined by the Borrower and the lenders thereunder; provided that, during the period commencing on the Closing Date and ending on the date that is 18 months after the Closing Date only, in the event that the interest rate margins for any such Incremental First Lien Facility are higher than the interest rate margins for the First Lien Term Facility or the Revolving Facility, as applicable, by more than (in either case) 50 basis points, then the interest rate margins for the First Lien Term Facility or the Revolving Facility, as the case may be, shall be increased (or, alternatively, fees shall be paid to the Lenders under the applicable facility) to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental First Lien Term Facility or such Incremental Revolving Facility, as the case may be, minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to the Incremental First Lien Term Facility and the First Lien Term Facility or any Incremental First Lien Facility (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the First Lien Term Facility, the Revolving Facility or any Incremental First Lien Facility in the initial primary syndication thereof shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness) and assuming that the Incremental Revolving Facility and the Revolving Facility were fully drawn), (B) customary arrangement or commitment fees payable to any of the Lead Arrangers and/or the Joint Bookrunners (or their respective affiliates) in connection with the First Lien Term Facility or the Revolving Facility or to one or more arrangers or bookrunners (or their affiliates) of any Incremental First Lien Facility shall be excluded and (C) if any Incremental First Lien Facility includes an interest rate floor greater than the applicable interest rate floor under the existing First Lien Facilities, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing First Lien Facilities shall be required, but only to the extent an increase in the interest rate floor in the existing First Lien Facilities would cause an increase in the interest rate then in effect thereunder; and

(vi)         the Borrower shall be in pro forma compliance with the Financial Maintenance Covenant (as defined below) (whether or not then in effect and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available as if any Incremental First Lien Term Loan Facility or any Incremental Revolving Facility, as applicable, had been outstanding on the last day of such fiscal quarter, and, in each case (A) with respect to any Incremental Revolving Facility, assuming a borrowing of the maximum amount of loans available thereunder, and (B) excluding the cash proceeds of such incurrence); and

(vii)        to the extent terms applicable to any Incremental First Lien Term Facility or any Incremental Revolving Facility are not consistent with the First Lien Term Facility or the Revolving Facility, as the case may be (except to the extent permitted by clauses (ii) through (vi), above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental First Lien Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing First Lien Facility).

The Borrower may seek commitments in respect of the Incremental First Lien Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith ("Additional Lenders"); provided that (i) the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading "Assignments and Participations" for an assignment of loans or commitments, as applicable, to such Additional Lender, (ii) solely with respect to any Incremental Revolving Facility or Revolving Facility Increase, the Issuing Banks (as defined below) shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading "Assignments and Participations" for an assignment of revolving loans or commitments, as applicable, to such Additional Lender and (iii) the restrictions applicable to Affiliated Lenders set forth under "Assignments and Participations" shall apply to commitments in respect of Incremental First Lien Facilities.

Refinancing Facilities:
The First Lien Facilities Documentation will permit the Borrower to refinance loans under the First Lien Term Facility or Revolving Facility Commitments or loans or commitments under any Incremental First Lien Facility from time to time, in whole or part, with one or more new term facilities (each, a "Refinancing Term Facility") or new revolving credit facility (each, a "Refinancing Revolving Facility"; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to herein as "Refinancing Facilities"), respectively, under the First Lien Facilities Documentation with the consent of the Administrative Agent, the Borrower and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on an equal priority basis (but with control of remedies vested in the Administrative Agent under the First Lien Facilities on customary terms and conditions) with the First Lien Facilities or junior lien secured notes or loans that will be secured on a subordinated basis to the First Lien Facilities and to the obligations under any senior secured notes or loans (such notes or loans, "Refinancing Notes" and, together with the Refinancing Facilities, the "Refinancing Indebtedness"); provided that (i) any Refinancing Indebtedness does not mature prior to, or have a shorter weighted average life than, or with respect to Refinancing Notes, have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Refinancing Notes prior to the maturity date of the loans under the First Lien Term Facility, Revolving Facility or Incremental First Lien Facility, in either case that are being refinanced, (ii) any Refinancing Revolving Facility does not mature (or does not have any mandatory commitment termination) prior to the maturity date of the revolving commitments being refinanced, (iii) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof), (iv) any Refinancing Indebtedness is not guaranteed by any subsidiaries of the Borrower that do not guarantee the First Lien Facilities, (v) in the case of any secured Refinancing Indebtedness (A) is not secured by any assets not securing the Secured Obligations (as defined below) and (B) is subject to a customary intercreditor agreement consistent with the relevant form of intercreditor agreement attached as an exhibit to the Precedent Documentation or otherwise reasonably acceptable to the Administrative Agent and the Borrower and (vi) the terms and conditions of any Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as whole) to the lenders or investors providing such Refinancing Indebtedness than the terms and conditions of the First Lien Facilities Documentation (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the latest maturity date of any First Lien Facility or Incremental First Lien Facility existing at the time of such refinancing) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Refinancing Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of any corresponding First Lien Facilities remaining outstanding after the issuance or incurrence of such Refinancing Indebtedness). The terms and conditions referred to in clauses (i), (iii), (iv), (v) and (vi) being referred to herein as the "Required Additional Debt Terms."

Purpose:
(A)         The proceeds of borrowings under the First Lien Term Facility will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Revolving Facility (limited as set forth below), the proceeds from the Equity Contribution and cash on hand at the Company and its subsidiaries, solely to pay the Acquisition Funds and to fund any OID or upfront fees (including, at the Borrower's election, those required pursuant to the "Market Flex Provisions" in the Fee Letter) to the extent otherwise permitted above.

(B)         The letters of credit and proceeds of Revolving Loans (except as set forth below) may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and dividends and other permitted distributions on account of the capital stock of the Borrower, and to finance a portion of the Acquisition Funds and to fund any OID or upfront fees (including, at the Borrower's election, those required pursuant to the "Market Flex Provisions" in the Fee Letter).

(C)         The proceeds of any Incremental First Lien Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Borrower.

(D)        The net cash proceeds of any Refinancing Indebtedness shall be applied, as among the First Lien Term Facility, the Revolving Facility, any Incremental First Lien Term Facility and any Incremental Revolving Facility, to refinance such facilities in the manner directed by the Borrower.

Availability:	(A) The First Lien Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

(B)         The Revolving Facility will be available after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon.  A portion of the Revolving Facility will be made available on the Closing Date in an aggregate principal amount of up to $7.5 million plus any additional amounts sufficient to finance any OID or upfront fees imposed pursuant to the "Market Flex Provisions" in the Fee Letter (to the extent not financed by an increase in the First Lien Term Facility). Additionally, letters of credit issued under facilities no longer available to the Company or its subsidiaries as of the Closing Date may be "rolled over" on the Closing Date and/or new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under such facilities. Revolving borrowings made as ABR loans will be available for same-day borrowings. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:
With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:
An aggregate amount to be agreed of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit.  Letters of credit under the Revolving Facility will be issued by CS and/or other Lenders who agree to issue such letters of credit and who are reasonably acceptable to the Borrower and the Administrative Agent (each an "Issuing Bank").  Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank.  The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

If any Revolving Lender becomes a "defaulting lender", then the letter of credit exposure of such defaulting lender will automatically be reallocated among the non-defaulting lenders pro rata in accordance with their Revolving Facility Commitments up to an amount such that the revolving credit exposure of such non-defaulting lender does not exceed its commitments.  In the event that such reallocation does not fully cover the letter of credit exposure of such defaulting lender, the applicable Issuing Bank may require the Borrower to cash collateralize such "uncovered" exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the Revolving Facility Commitments of the non-defaulting lenders, unless such "uncovered" exposure is cash collateralized to the Issuing Bank's reasonable satisfaction.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank (with interest payable thereon as customarily provided).  The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their Revolving Facility Commitments, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

Final Maturity and Amortization:	(A) First Lien Term Facility

The First Lien Term Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the First Lien Term Facility, with the balance payable on the seventh anniversary of the Closing Date.

The First Lien Facilities Documentation shall contain customary "amend and extend" provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding First Lien Term Loans or loans under any Incremental First Lien Term Facility (which may include, among other things, an increase in the interest rate payable with respect of such extended First Lien Term Loans or loans under any Incremental First Lien Term Facility, with such extensions not subject to any "default stoppers", financial tests or "most favored nation" pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

(B) Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date.

The First Lien Facilities Documentation shall contain customary "amend and extend" provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding Revolving Facility Commitments or commitments under any Incremental Revolving Facility (which may include, among other things, an increase in the interest rate payable with respect to the loans under such facilities or the undrawn commitment fee payable with respect to such commitments, with such extensions not subject to any "default stoppers", financial tests or "most favored nation" pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Guarantees:
All obligations of the Borrower under the First Lien Facilities and under any Incremental First Lien Facility (the "Borrower Obligations"), under any interest rate protection or other swap or hedging arrangements, and under cash management arrangements, in each case entered into with a Lender, the Lead Arrangers, the Joint Bookrunners, the Administrative Agent or any affiliate of a Lender, the Lead Arrangers, the Joint Bookrunners or the Administrative Agent at the time such transaction is entered into ("Hedging/Cash Management Arrangements") will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the "Guarantees") by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (the "Subsidiary Guarantors") and by the direct holding company parent of the Borrower ("Holdings" and, together with the Subsidiary Guarantors, the "Guarantors"); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the First Lien Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been obtained), or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Internal Revenue Code of 1986, as amended (the "IRS Code") or any similar law or regulation in any applicable jurisdiction) to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a "controlled foreign corporation" within the meaning of Section 957 of the IRS Code (a "CFC") (and any direct or indirect U.S. subsidiary of the Borrower that has no material liabilities or assets other than equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a "FSHCO")) and (e) any not-for-profit subsidiaries, captive insurance companies or certain special purposes entities to be agreed; provided that, with respect to any contractual or legal prohibition or restriction or consent, approval or license requirement, upon the reasonable request of the Administrative Agent, the applicable grantor shall use commercially reasonable efforts to obtain any required waiver, consent, approval or license.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:
Subject to the limitations set forth below in this section and subject to the Limited Conditionality Provision, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements (collectively, the "Secured Obligations") will be secured, on a first priority basis, by: (a) a perfected pledge of 100% of the equity interests of the Borrower and of each direct, wholly-owned material restricted subsidiary of the Borrower and of each Subsidiary Guarantor (which pledge, in the case of capital stock of any foreign subsidiary or FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such foreign subsidiary or FSHCO) and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), deposit and securities accounts, investment property, U.S. intellectual property, real property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the "Collateral"). The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and each Guarantor shall secure its own respective Secured Obligations.

The relative rights and priorities in the Collateral among the secured parties under the First Lien Facilities and the secured parties under the Second Lien Term Facility will be set forth pursuant to a customary intercreditor agreement substantially consistent with the Precedent Documentation (the "Intercreditor Agreement").

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (A) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Limited Conditionality Provisions) determined on the Closing Date for existing real property and on the date of acquisition for any after acquired real property and (B) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction), (iii) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority), (iv) to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than the Borrower or a Guarantor), the terms of any applicable organizational documents, joint venture agreement or shareholders' agreement, equity interests in any person other than wholly-owned restricted subsidiaries, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) any intent-to-use trademark application prior to the filing of a "Statement of Use" or "Amendment to Allege Use" with respect thereto, (vii) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition, and (viii) in excess of 65% of the voting capital stock and 100% of the non-voting capital stock of (A) any subsidiaries not organized under the laws of the United States or any state thereof or (B) any FSHCO; provided that, with respect to any contractual or legal prohibition or restriction or consent, approval or license requirement, upon the reasonable request of the Administrative Agent, the applicable grantor shall use commercially reasonable efforts to obtain a required waiver, consent, approval or license. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the "Excluded Assets").  In addition, (a) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts, (b) no perfection actions, other the filing of a UCC financing statement,  shall be required with respect to motor vehicles and other assets subject to certificates of title, share certificates of immaterial subsidiaries (which shall not be required to be delivered), letter of credit rights with a value of less than an amount to be agreed, commercial tort claims with a value of less than an amount to be agreed and promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed and (c) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any equity interests of non-U.S. subsidiaries) or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms substantially similar to those set forth in the Precedent Documentation, after giving effect to the Documentation Considerations (as defined below); and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than certain customary permitted encumbrances and other exceptions and baskets to be set forth in the First Lien Facilities Documentation, substantially similar to the exceptions and baskets set forth in the Precedent Documentation, after giving effect to the Documentation Considerations.

Mandatory Prepayments:	Loans under the First Lien Term Facility and under any Incremental First Lien Term Facility shall be prepaid with:

(A)         commencing with the fiscal year ending on December 31, 2014, an amount equal to 50% of Excess Cash Flow (to be defined in the First Lien Facilities Documentation in a manner substantially consistent with the equivalent definition set forth in the Precedent Documentation, after giving effect to the Documentation Considerations, but in any event to provide for a deduction from excess cash flow, without duplication among periods, of operating cash flow used to make acquisitions, make permitted investments (other than intercompany investments, cash equivalents, money market instruments and certain other limited exceptions), make certain distributions and dividends (not to include those made under any general dividend basket) or make capital expenditures, or to be used within the succeeding twelve months to fund acquisition obligations or capital expenditures for which binding agreements exist), with step-downs to 25% and 0% based upon the achievement and maintenance of a First Lien Net Leverage Ratio (as defined below) equal to or less than levels to be agreed, respectively; provided that, for any fiscal year, at the Borrower's option any voluntary prepayments of loans under the First Lien Facilities, under any Incremental First Lien Facility (including the prepayment at a discount to par offered to all Lenders under the First Lien Term Facility or any Incremental First Lien Term Facility, with credit given to the cash amount paid in respect thereof, but excluding prepayments funded with the proceeds of long-term  indebtedness or equity and, limited, in the case of any prepayment of the Revolving Facility or any Incremental Revolving Facility, to the extent commitments thereunder are permanently reduced by the amount of such prepayments), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, may be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year) (with the First Lien Net Leverage Ratio of the Borrower for purposes of determining the applicable excess cash flow percentage above recalculated to give pro forma effect to any cash pay down or reductions made during such time);

(B)         an amount equal to 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions by the Borrower and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such annual limit required to be used to prepay) and subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested during such 12 month period) within 12 months of the receipt of such net cash proceeds and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the First Lien Facilities Documentation substantially similar to the exceptions set forth in the Precedent Documentation, after giving effect to the Documentation Considerations; and

(C)         an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the First Lien Facilities Documentation, except in respect of Refinancing Indebtedness).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, first, in forward order to the next eight scheduled amortization payments scheduled to occur and, second, pro rata to the remaining payments (including upon maturity) scheduled to occur, under the First Lien Term Facility and any Incremental First Lien Term Facilities.  With respect to mandatory prepayments under clauses (A) or (B) above, such prepayment shall be applied ratably between the First Lien Term Facility and each Incremental First Lien Term Facility.  With respect to mandatory prepayments under clause (C) above, such prepayment shall be allocated between the First Lien Term Facility and each Incremental First Lien Term Facility in the manner directed by the Borrower to the applicable class of First Lien Loans or commitments being refinanced.

Notwithstanding the foregoing, the First Lien Facilities Documentation will provide that, in the event that any Refinancing Indebtedness, shall be issued or incurred, such Refinancing Indebtedness may share no more than ratably in any prepayments required by the foregoing provisions of clauses (A) and (B).

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the Revolving Facility Commitments.

Prepayments from non-U.S. subsidiaries' Excess Cash Flow and asset sale or other disposition proceeds will be limited under the First Lien Facilities Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation in substantially the same manner as applicable to foreign dispositions under the Precedent Documentation after giving effect to the Documentation Considerations.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above (each a "Declining Lender").  Any prepayment amount declined (such amount, a "Declined Amount") by a Declining Lender shall be applied to the prepayment of Second Lien Loans in accordance with their terms or, if also declined by a holder of the Second Lien Loans, may be retained by the Borrower.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the First Lien Facilities will be permitted at any time, in minimum principal amounts to be agreed, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, without premium or penalty.

All voluntary prepayments of the First Lien Term Facility and any Incremental First Lien Term Facility will be applied to the remaining amortization payments under the First Lien Term Facility or such Incremental First Lien Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing First Lien Loans in such order as the Borrower may designate, and shall be applied to either the First Lien Term Facility or any Incremental First Lien Term Facility as determined by the Borrower.

Conditions to Initial Borrowing:
The availability of the initial borrowing and other extensions of credit under the First Lien Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the "Conditions to All Borrowings" section below and in Exhibit D to the Commitment Letter.

Conditions to All Borrowings:
The making of each extension of credit under the First Lien Facilities shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, and in connection with Incremental First Lien Facilities incurred to finance any Permitted Acquisition, to the Limited Conditionality Provisions) and (c) after the Closing Date, the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit (limited to bankruptcy and payment events of default in connection with Incremental First Lien Facilities incurred to finance a Permitted Acquisition).

First Lien Facilities Documentation:
The definitive financing documentation for the First Lien Facilities (the "First Lien Facilities Documentation") shall contain the terms set forth in this Exhibit B (subject to the right of the Lead Arrangers to exercise the "Market Flex Provisions" under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement, and taking into account the timing of the syndication of the First Lien Facilities, and (ii) contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the credit agreement, related collateral and guarantee documents and the Intercreditor Agreement included in the First Lien Facilities Documentation shall be based on and substantially consistent with that certain Amended and Restated Credit Agreement, dated as of December 21, 2012 (as amended, supplemented or otherwise modified through the date hereof, the "Precedent Documentation") among Guard Holding Corp., Guard

Acquisition Corp., the guarantors party thereto, Credit Suisse AG, as administrative and collateral agent, and the other banks, agents, financial institutions and other parties thereto, as modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Acquisition, (ii) certain baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Borrower and its subsidiaries, and no baskets, thresholds or exceptions will be calculated based on a percentage of assets or other financial metrics, (iii) such other modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, financial accounting and the Projections and (iv) modifications to reflect changes in law or accounting standards since the date of the Precedent Documentation (including with respect to loan, operational, assignment and other similar agency provisions) (collectively, the "Documentation Considerations").

Representations and Warranties:
Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only, and to be made on the Closing Date and on each borrowing or letter of credit issuance): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of the First Lien Facilities Documentation; with respect to the execution, delivery and performance of the First Lien Facilities Documentation, no material violation of, or material conflict with, law, organizational documents or material agreements (and effectiveness of approvals); compliance with law; litigation and investigations; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the First Lien Facilities; Investment Company Act; anti-terrorism laws and laws applicable to sanctioned persons, including the PATRIOT Act; the Foreign Corrupt Practices Act; labor matters; accurate and complete disclosure in confidential information memorandum and other information; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets) and absence of undisclosed liabilities; the Closing Date, no Material Adverse Effect (as defined below) since December 31, 2012; no default under Facilities Documentation (after the Closing Date); taxes; ERISA; subsidiaries; intellectual property; environmental laws; use of proceeds; status of First Lien Facilities as "senior debt" and "designated senior debt" (if applicable); ownership of properties; creation, perfection and priority of liens and other security interests; and solvency of the Borrower and its subsidiaries on a consolidated basis, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the First Lien Facilities Documentation, which shall be consistent with the qualifications and limitations for materiality provided in the Precedent Documentation, after giving effect to the Documentation Considerations.

"Material Adverse Effect" shall mean a circumstance or condition that would materially and adversely affect (a) the business, assets, operations, properties or financial condition of the Borrower and its restricted subsidiaries, taken as a whole, (b) the ability of the Borrower and the other credit parties, taken as a whole, to perform their payment obligations under the First Lien Facilities Documentation or (c) the rights and remedies of the Administrative Agent and the Lenders under the First Lien Facilities Documentation.

Affirmative Covenants:
Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): delivery of annual audited and quarterly unaudited financial statements prepared in accordance with GAAP within 90 days of the end of any fiscal year and 45 days of the end of the first three fiscal quarter of any fiscal year (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statement after the Closing Date), annual budget reports in the form customarily prepared by the Borrower (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements), officers' compliance certificates and other information reasonably requested by the Administrative Agent; notices of defaults, material litigation, material ERISA events and other material events; inspections coordinated by the Administrative Agent (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental laws, anti-terrorism laws, the PATRIOT Act and other laws applicable to sanctioned persons and the Foreign Corrupt Practices Act); commercially reasonable efforts to maintain credit ratings for the First Lien Facilities and public corporate ratings for the Borrower (but not a specific rating); additional Guarantors and Collateral (subject to limitations set forth under "Guarantees" and "Security" above) and related required actions; use of proceeds and letters of credit; changes in lines of business; changes of fiscal year; designation (and redesignation) of Unrestricted Subsidiaries; and further assurances on collateral matters, subject, where applicable, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the First Lien Facilities Documentation, which shall be consistent with the exceptions and qualifications provided in the Precedent Documentation, after giving effect to the Documentation Considerations.

"GAAP" shall be defined as generally accepted accounting principles in the United States of America consistently applied.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

a)           limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the First Lien Facilities (including Incremental First Lien Facilities) and the Second Lien Term Facility (including Incremental Second Lien Facilities), (ii) non-speculative hedging arrangements, (iii) any indebtedness of the Company and its subsidiaries incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement (except to the extent required to be repaid pursuant to the Refinancing), (iv) any secured notes or loans issued in lieu of the Incremental First Lien Facilities or the Incremental Second Lien Facilities (such loans or notes, “Incremental Equivalent Debt”); provided that (A) the incurrence of such indebtedness if pursuant to the dollar basket shall result in a dollar for dollar reduction of the amount of indebtedness that the Borrower may incur in respect of the Incremental First Lien Facilities and the Incremental Second Lien Facilities, (B) the other requirements related to the incurrence of an Incremental First Lien Term Facility or an Incremental Second Lien Facility, as applicable, shall be satisfied (other than any applicable pricing “MFN” provisions) and (C) the terms and conditions of such indebtedness are otherwise consistent with the Required Additional Debt Terms, (v) Refinancing Indebtedness, (vi) indebtedness assumed in connection with (but not incurred in contemplation of) a Permitted Acquisition (as defined below) (with obligors limited to the acquired entities) with secured indebtedness assumed pursuant to this clause (vi) to be limited to an amount to be agreed and unsecured indebtedness assumed pursuant to this clause (vi) subject to a maximum Total Net Leverage Ratio (as defined below) of 6.25 to 1.00, (vii) purchase money indebtedness and capital leases up to an amount to be agreed, (viii) indebtedness arising from agreements providing for contingent adjustments of purchase price or "earn outs" entered into in connection with acquisitions, (ix) other unsecured indebtedness subject to a maximum Total Net Leverage Ratio of 6.25 to 1.00 and other secured indebtedness subject to a maximum First Lien Net Leverage Ratio of 4.50 to 1.00 and a maximum Senior Secured Net Leverage Ratio of 6.25 to 1.00, calculated on a pro forma basis after giving effect to such incurrence and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered; provided that the terms and conditions of such indebtedness are consistent with the Required Additional Debt Terms, (x) a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the lien covenant, (xi) a foreign subsidiary debt basket in an amount to be agreed and (xii) other customary exceptions);

b)          limitations on liens (which shall permit, among other things, liens securing (i) the Second Lien Term Facility, (ii) any secured Incremental Equivalent Debt, (iii) Refinancing Indebtedness, (iv) permitted debt assumed in connection with a Permitted Acquisition (limited to assets securing such debt prior to such Permitted Acquisition) up to an amount to be agreed, (v) permitted purchase money indebtedness or capital leases, (vi) other permitted debt pursuant to a general lien basket in an amount to be agreed and (vii) debt incurred under the foreign subsidiary debt basket);

c) limitations on mergers and other fundamental changes;

d)           limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions (which, in each case, shall be permitted on the terms set forth under the heading "Permitted Asset Sales" below);

e)           limitations on investments and acquisitions (which shall be permitted on the terms set forth in the fifth succeeding paragraph and, in addition, permit (i) intercompany investments by credit parties in non-credit parties so long as such investments are part of a series of transactions that results in the proceeds of the intercompany investments ultimately being invested in (or distributed to) a credit party and (ii) intercompany investments, reorganizations and related activities related to tax planning and reorganization, so long as after giving effect thereto, the security interest of the

Lenders in the Collateral, taken as a whole, is not impaired in any material respect) (it being understood that the contribution of the equity interests of one or more "first-tier" foreign subsidiaries to a newly created "first-tier" foreign subsidiary shall be permitted);

f)           limitations on dividends or distributions on, or redemptions of, the Borrower's (or any of its direct or indirect parent company's) equity (which shall permit, among other things, (1) customary payments or distributions to pay the tax liabilities of any parent, to the extent such payments cover taxes that are attributable to the activities of the Borrower or its subsidiaries or such parent's ownership of the Borrower or its subsidiaries and are net of any payments already made by the Borrower, (2) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes and (3) a general dividend basket in the amount of (i) $30 million plus (ii) the Available Amount Basket);

g)           limitations on prepayments or redemptions of the Second Lien Term Facility and subordinated indebtedness for borrowed money (collectively, "Junior Debt") or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for like or other junior debt or, other than in the case of subordinated indebtedness, any unsecured debt and (ii) conversion of Junior Debt to common or "qualified preferred" equity);

h) limitations on negative pledge clauses and dividend restrictions;

i)            limitations on transactions with affiliates (which shall permit, among other things, on-going customary monitoring and management fees to be paid to the Sponsor);

j)            limitations on changes in business;

k) limitations on amendments of Refinancing Indebtedness and Incremental Equivalent Debt inconsistent with Required Additional Debt Terms;

and l) with respect to Holdings, passive holding company restrictions.

The negative covenants will be subject, in the case of certain of the foregoing covenants to other exceptions, qualifications and "baskets" to be set forth in the First Lien Facilities Documentation that are substantially consistent with the exceptions, qualifications and "baskets" set forth in Precedent Documentation, but adjusted to reflect the Documentation Considerations; provided that certain monetary baskets include basket builders based on a percentage of consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket. In addition, certain negative covenants referenced below shall include an "Available Amount Basket", which shall mean an amount equal to (without redundancy) (a) an amount to be agreed plus (b) either (i) the cumulative retained portion of excess cash flow (i.e., excess cash flow as defined for purposes of the mandatory prepayment requirements set forth herein and not otherwise applied to mandatorily prepay the First Lien Term Loans or, loans under any Incremental First Lien Term Facility; provided that the retained portion of excess cash flow for any fiscal year shall not be less than zero) or (ii) 50% of Consolidated Net Income of the Borrower after the Closing Date (such election to be made by the Sponsor prior to the launch of general syndication), plus (c) the cash proceeds of new public or private equity issuances of any parent of the Borrower (to the extent the proceeds thereof are contributed to the Borrower as qualified equity) or the Borrower (other than disqualified stock and any Specified Equity Contribution (as defined below)), plus (d) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock and any Specified Equity Contribution), plus (e) the net cash proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (f) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (up to the fair market value of the original investment), plus (g) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary out of the Available Amount Basket that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the lesser of (i) the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary) and otherwise defined in a manner to be mutually agreed consistent with the Precedent Documentation, after giving effect to the Documentation Considerations. The Available Amount Basket may be used for investments, dividends and distributions and the prepayment or redemption of Junior Debt; provided that use of the Available Amount Basket for dividends and distributions in respect of capital stock of the Borrower (or any of its direct or indirect parent companies) and the prepayment or redemption of Junior Debt shall be subject (other than the amount of the Available Amount Basket attributable to clauses (c), (d) and (e) above) to (x) the absence of any continuing event of default after giving effect to such dividend or distribution, (y) compliance with a Total Net Leverage Ratio of 6.00 to 1.00, calculated on a pro forma basis after giving effect to such dividend or distribution and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered and (z) compliance with the Financial Maintenance Covenant (as defined below) whether or not the Financial Maintenance Covenant is in effect at such time, calculated on a pro forma basis after giving effect to such dividend or distribution and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered.

Permitted Asset Sales:
The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions up to an amount to be agreed so long as (a) before and after giving effect thereto, no default or event of default has occurred and is continuing (unless made pursuant to a legally binding commitment entered into at a time when no default exists), (b) such sales or dispositions are for fair market value, (c) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed shall consist of cash or cash equivalents (subject to exceptions to be set forth in the First Lien Facilities Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (d) such asset sale or disposition is subject to the terms set forth in the section entitled "Mandatory Prepayments" hereof.

Permitted Acquisitions:
The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a "Permitted Acquisition") so long as (a) before and after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing, (b) the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, all to be further defined in the First Lien Facilities Documentation) with the Financial Maintenance Covenant recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (c) the acquired company or assets are in the same or a generally related line of business as the Borrower and its subsidiaries, (d) the acquired company and, subject to the limitations set forth in "Guarantees" and "Security" above,  its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in "Unrestricted Subsidiaries" below) will become Guarantors and pledge their Collateral to the Administrative Agent and (e) the Borrower complies with customary notice and information set forth in the First Lien Facilities Documentation. Acquisitions of entities (including subsidiaries of acquired entities) that do not become Guarantors and made with the proceeds of any consideration provided by the Borrower or a Guarantor will be limited to an aggregate amount not to exceed the greater of (x) a dollar amount to be agreed and (y) a percentage of Consolidated EBITDA to be agreed on the Closing Date, subject to increase by the Available Amount Basket.

Financial Maintenance Covenant:
With respect to the First Lien Term Facility: None.

With respect to the Revolving Facility, the First Lien Facilities Documentation will contain a maximum First Lien Net Leverage Ratio (as defined below) with regard to the Borrower and its restricted subsidiaries on a consolidated basis (the "Financial Maintenance Covenant"), of no greater than 6.40 to 1.00 with one step-down to 6.00 to 1.00 at the end of the eighth full fiscal quarter after the Closing Date (which First Lien Net Leverage Ratio shall be appropriately adjusted to reflect (i) any additional original issue discount or upfront fees required to be funded in connection with the "Market Flex Provisions" in the Fee Letter, (ii) the actual pricing of the First Lien Facilities and (iii) Adjusted LIBOR (as defined in Annex I to this Exhibit B) consistent with the assumptions in the model provided to the Lead Arrangers on April 27, 2013 (together with updates or modifications thereto reasonably agreed to by the Lead Arrangers, the "Sponsor Model").

The foregoing Financial Maintenance Covenant will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis, beginning with the second full fiscal quarter period ending after the Closing Date for which financial statements have been delivered quarterly on the last day of each fiscal quarter ending after the Closing Date for which financial statements have been delivered but only if on such last day of each fiscal quarter Revolving Loans are outstanding (or would be outstanding) and issued Letters of Credit (except to the extent cash collateralized) in an aggregate principal amount exceeding 25% of the total amount of the Revolving Facility.

The financial definitions in the First Lien Facilities Documentation shall be consistent with the equivalent definitions of such terms in the Precedent Documentation, after giving effect to the Documentation Considerations and as modified below, and, in any event, with consideration for changes in accounting and excluding the effects of purchase accounting.

“Consolidated EBITDA” (and component definitions, including Consolidated Net Income to include (1) add-backs and deductions consistent with the Precedent Documentation, after giving effect to Documentation Considerations, or otherwise set forth in the Sponsor Model (including pro forma adjustments and cost savings in connection with acquisitions consummated prior to the Closing Date), (2) adjustments for (i) "run rate" cost savings, operating expense reductions and synergies related to the Transactions projected by the Borrower in good faith to result from actions that have been taken or initiated or expected to be taken (in the good faith determination of the Borrower) within 18 months after the Closing Date, so long as such cash savings and synergies are reasonably identifiable and quantifiable and certified as such by the Chief Financial Officer of the Borrower and (ii) "run rate" cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 18 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative, so long as such cash savings and synergies are reasonably identifiable and quantifiable and certified as such by the Chief Financial Officer of the Borrower and (3) an add-back for customary monitoring and management fees paid to the Sponsor.

"Consolidated Total Debt" shall be defined as the outstanding principal amount of all third party debt for borrowed money, unreimbursed drawings under letters of credit, capital lease obligations and obligations for third party funded debt for borrowed money, in each case of the Borrower and the restricted subsidiaries, on a consolidated basis and determined in accordance with GAAP (but without any reduction from par based on fair value accounting) minus all unrestricted cash and cash equivalents on the balance sheet of the Borrower and its restricted subsidiaries.

"Consolidated Secured Debt" shall be defined as Consolidated Total Debt secured by a lien on any assets or property of the Borrower or any restricted subsidiary.

“First Lien Net Leverage Ratio” shall be defined as the ratio of (a) Consolidated Secured Debt on any date that is not subordinated in lien priority to the First Lien Facilities to (b) Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

"Senior Secured Net Leverage Ratio" shall be defined as the ratio of Consolidated Secured Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

"Total Net Leverage Ratio" shall be defined as the ratio of Consolidated Total Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

For purposes of determining compliance with the Financial Maintenance Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the end of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Financial Maintenance Covenant at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a "Specified Equity Contribution"); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Maintenance Covenant for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions and any baskets with respect to the covenants contained in the First Lien Facilities Documentation and shall be disregarded for purposes of the calculation of the Available

Amount Basket, (d) during the term of the First Lien Facilities no more than five Specified Equity Contributions may be made and (e) there shall be no pro forma reduction in indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Maintenance Covenant for the fiscal quarter for which such Specified Equity Contribution is deemed applied; provided that, to the extent such proceeds are applied to prepay indebtedness, such reduction in indebtedness may be given effect in determining compliance with the Financial Maintenance Covenant in subsequent fiscal quarters.  The First Lien Facilities Documentation will contain a customary standstill provision with respect to the declaration of an Event of Default and/or exercise of remedies during the period in which a Specified Equity Contribution could be made.

Unrestricted Subsidiaries:
The First Lien Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an "unrestricted subsidiary" and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) the Borrower shall be in pro forma compliance with the Financial Maintenance Covenant (regardless of whether the Financial Maintenance Covenant is otherwise then applicable) recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (b) the fair market value of such subsidiary at the time it is designated as an "unrestricted subsidiary" shall be treated as an investment by the Borrower at such time, (c) no event of default under the First Lien Facilities Documentation has occurred or is continuing or would exist after giving effect thereto and (d) no restricted subsidiary may be designated an unrestricted subsidiary if it was previously designated an unrestricted subsidiary.  Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the First Lien Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the First Lien Facilities Documentation.

Events of Default:
Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Borrower's existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of Holdings, the Borrower or its material restricted subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted (in writing) invalidity of material Guarantees or security interest in Collateral; failure of the Second Lien Term Facility liens to be subordinated to the liens securing First Lien Facilities; and change of control (to include a pre- and post-initial public offering provision and to be defined in a manner to be mutually agreed consistent with the Precedent Documentation, giving effect to the Documentation Considerations).

Notwithstanding the foregoing, (x) only lenders holding at least a majority of the loans and Revolving Facility Commitments shall have the ability to amend the Financial Maintenance Covenant and waive a breach of the Financial Maintenance Covenant, and (y) a breach of the Financial Maintenance Covenant shall not constitute an Event of Default with respect to the First Lien Term Facility or trigger a cross-default under the First Lien Term Facility until the date on which the loans and Revolving Facility Commitments (if any) have been accelerated or terminated by a vote of the Lenders holding at least a majority of the loans and Revolving Facility Commitments.

Voting:
Amendments and waivers of the First Lien Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans, letter of credit exposure and unused commitments under the First Lien Facilities (the "Required Lenders"), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental First Lien Facility to which such Lender has agreed) such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness in principal), interest (other than a waiver of default interest) or fees and (C) extensions of scheduled amortization payments or final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute an extension of any maturity date) or the date for the payment of interest or fees, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral, and (iii) customary protections for the Administrative Agent and the Issuing Banks will be provided.  Defaulting lenders shall not be included in the calculation of Required Lenders.

Notwithstanding the foregoing, amendments and waivers of the Financial Maintenance Covenant will be subject to the second paragraph under "Events of Default" above.

The First Lien Facilities Documentation shall contain customary provisions for replacing defaulting lenders and terminating their commitments, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities shall have consented thereto (provided, that, if the amendment reduces yield on First Lien Term Loans, such defaulting lender shall receive any applicable prepayment premium).

Cost and Yield Protection:
The First Lien Facilities Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Precedent Documentation; provided that the tax gross-up will not apply to any United States Federal withholding taxes imposed (i) by reason of current Section 1471 through Section 1474 of the IRS Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations and official interpretations thereof or (ii) as a result of any failure of a Lender to provide documentation necessary to prevent withholding under Section 1471 through Section 1474 of the IRS Code.  Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or the adoption of Basel III shall be included regardless of the date enacted, adopted or issued.

Assignments and Participations:
After the Closing Date, the Lenders will be permitted to assign (other than to Disqualified Lenders) (a) loans and/or commitments under the First Lien Term Facility or any Incremental First Lien Term Facility with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed) (provided that such consent of the Borrower, solely with respect to any assignment of loans or commitments under the First Lien Term Facility or any Incremental First Lien Term Facility, shall be deemed given (i) with respect to any assignment by the Lead Arrangers of the First Lien Term Facility prior to the earlier of (A) the date upon which a Successful Syndication of the First Lien Term Facility is achieved and (B) the Syndication Date and (ii) if the Borrower has not responded within 10 business days of a written request from the Administrative Agent for such consent) and (b) loans and Revolving Facility Commitments or any Incremental Revolving Facility with the consent of the Borrower, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Borrower) Event of Default or (ii) with respect to any First Lien Term Loans or loans under any Incremental First Lien Term Facility, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund and (B) no consent of the Administrative Agent shall be required with respect to assignment of any First Lien Term Loans or loans under any Incremental First Lien Term Facility, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund.  Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of $1,000,000 (or an integral multiple of $1,000,000 in excess thereof) in the case of the First Lien Term Facility or any Incremental First Lien Term Facility and $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) in the case of the Revolving Facility or any Incremental Revolving Facility (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender's remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the First Lien Facilities.  The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by the Lead Arrangers or any of their affiliates).

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under "Voting" above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

In addition, non-pro rata distributions will be permitted in connection with loan buy-back or similar programs, assignments to, and purchases by the Borrower and its affiliates on terms consistent with the two succeeding paragraphs.

Assignments to affiliates of the Borrower (other than Holdings, the Borrower and their restricted subsidiaries) (each, an "Affiliated Lender") shall be permitted subject to the following limitations; provided that a bona fide diversified debt fund engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course with respect to which the Sponsor does not possess the power to make investment decisions for such entity and either (x) information barriers are in place restricting the sharing of investment-related and other information between it and the Sponsor or (y) its managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Sponsor (each, a "Debt Fund Affiliate"), will not be subject to the limitations set forth in clauses (i), (iv) and (v):

(i)           Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend/participate in meetings attended solely by the Lenders and the Administrative Agent;

(ii)          for purposes of any amendment, waiver or modification of First Lien Facilities Documentation or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender (in its capacity as a Lender) as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter, provided, that this clause (ii) will apply to Debt Fund Affiliates only to the extent the aggregate amount of Loans held by Debt Fund Affiliates exceeds 49.9% of the amount required to constitute the "Required Lenders";

(iii)         Affiliated Lenders may not purchase Revolving Loans or Revolving Facility Commitments;

(iv)         the amount of First Lien Term Loans or loans under any Incremental First Lien Term Facility purchased by Affiliated Lenders (other than Debt Fund Affiliates)

may not exceed 25% of the outstanding principal amount of such loans under such facility (determined as of the time of such purchase); and

(v)          any purchases by Affiliated Lenders made through "dutch auctions" shall require that such Affiliated Lender make an Auction Representation (defined below) to all assigning lenders and any open market purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any assignment and assumption agreement executed in connection with such purchases.

None of the restrictions set forth above with respect to affiliates of the Borrower shall apply to the following particular entities: (i) GSLP, (ii) Goldman Sachs Credit Partners L.P, (iii) Goldman Sachs Asset Management, L.P., (iv) Goldman Sachs Bank USA or (v) Goldman Sachs & Co.

Assignments of loans under the First Lien Term Facility or loans under any Incremental First Lien Term Facility to Holdings, the Borrower or any of its restricted subsidiaries shall be permitted pursuant to open market purchases or "dutch auctions" in accordance with customary procedures to be agreed so long as (i) in the case of "dutch auctions", any offer to purchase or take by assignment any Loans by the Borrower shall have been made to all Lenders within any class of First Lien Facilities (but not for the avoidance of doubt, to each class of First Lien Facilities) pro rata, (ii) no event of default has occurred and is continuing, (iii) the loans purchased are immediately cancelled, (iv) no proceeds from any loan under the Revolving Facility or any Incremental Revolving Facility shall be used to fund such assignments, (v) any such assignment shall be subject to a customary representation to all assigning or assignee lenders, as applicable, that the purchaser does not possess material non-public information with respect to Holdings and its subsidiaries that either (1) has not been disclosed to the lenders generally (other than lenders that have elected not to receive such information) or (2) if not disclosed to the lenders, could reasonably be expected to have a material effect on, or otherwise be material to (A) a lender's decision to participate in any such "dutch auction" or (B) the market price of the loans (an "Auction Representation") provided, that no such representation will be required in the case of open market repurchases by Holdings or its subsidiaries, which may possess such non-material non-public information, and (vi) such loans shall be immediately and automatically cancelled.  The Administrative Agent (a) shall not be required to serve as the auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, "dutch auction" unless it is reasonably satisfied with the terms and restrictions of such auction and (b) shall not have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market repurchases by Holdings, the Borrower or any of its restricted subsidiaries.

Expenses and Indemnification:
The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) and (in the case of costs and expenses associated with enforcement) the Lenders associated with the syndication of the First Lien Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the First Lien Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrower's consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties and the Lenders (without duplication) and their affiliates, and the officers, directors, employees, partners, advisors, agents, controlling persons and other representatives and the successors and permitted assignees of the foregoing (each, an "Indemnified Party"), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of  a single firm of counsel for all Indemnified Parties, and, if reasonably necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected indemnified person)) and other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of any such Indemnified Person arising out of, resulting from or in connection with, any claim, litigation, investigation or other proceeding (whether actual or threatened) (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person)

relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its controlled affiliates or any of the officers, directors, employees, advisors, controlling persons, agents or other representatives of the foregoing involved in providing the services that are the subject of the First Lien Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or one of its affiliates or any of the officers, directors, employees, advisors, controlling persons, agents or other representatives or any of the successors or  permitted assignees of the foregoing involved in providing the services that are the subject of the First Lien Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any claim, litigation, investigation or other proceeding initiated by Holdings, the Borrower or one of its subsidiaries against the relevant Indemnified Party, a material breach of the obligations of such Indemnified Party or any of such Indemnified Party's affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives of the foregoing involved in providing the services that are the subject of the First Lien Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any proceeding between and among Indemnified Parties that does not involve an act or omission by Holdings, the Borrower or its restricted subsidiaries; provided that the Administrative Agent, the Issuing Banks, the Lead Arrangers, the Joint Bookrunners and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i), (ii) or (iii) of the immediately preceding proviso apply to such person at such time.

Governing Law and Forum:	New York.

ANNEX I

Interest Rates:	The interest rates under First Lien Facilities will be as follows:

With respect to the First Lien Term Facility, at the option of the Borrower, initially, Adjusted LIBOR plus 3.25% or ABR plus 2.25%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower's financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads under the First Lien Term Facility shall be determined by reference to a leverage-based pricing grid with one step down of 25 bps at a First Lien Net Leverage Ratio to be agreed.

With respect to the Revolving Facility, at the option of the Borrower, initially, Adjusted LIBOR plus 3.25% or ABR plus 2.25%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower's financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads under the Revolving Facility shall be determined by reference to a leverage-based pricing grid with one step down of 25 bps at a First Lien Net Leverage Ratio to be agreed.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

"ABR" is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Administrative Agent as its "prime rate", (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.0% per annum.

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"Adjusted LIBOR" is the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) ("Published LIBOR"), adjusted for statutory reserve requirements for eurocurrency liabilities.

There shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.00% per annum and a minimum ABR requirement of 2.00% per annum, in each case in respect of the First Lien Term Facility.

Letter of Credit Fee:
A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender's Revolving Facility commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter, at maturity and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:
The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender's Revolving Facility commitment, with exceptions for defaulting lenders.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower's financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the commitment fee under the Revolving Facility shall be determined by reference to a leverage-based pricing grid with one step down to 0.375% per annum at a First Lien Net Leverage Ratio to be agreed.

Original Issue Discount/Upfront Fees:	The loans under the First Lien Term Facility will be issued to the Lenders participating in the First Lien Term Facility on the

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Closing Date at a price of 99.5% of their principal amount.  Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the First Lien Term Facility will be calculated on the basis of its full stated principal amount and (b) at the option of the Lead Arrangers, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

An upfront fee shall be payable to each Lender providing a commitment under the Revolving Facility, equal to 0.50% of the amount of such commitment on the Closing Date.

The original issue discount or upfront fees payable pursuant to the preceding two paragraphs are herein defined as the "Upfront Fees".

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EXHIBIT C

Project Exchange
Second Lien Term Facility
Summary of Principal Terms and Conditions2

Borrower:	The Borrower under the First Lien Facilities.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:
Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) will act as sole administrative agent and sole collateral agent (in such capacities, the "Administrative Agent") for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below), excluding any Disqualified Lender (together with CS and Goldman Sachs Lending Partners LLC, the "Lenders"), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:
Credit Suisse Securities (USA) LLC (“CS Securities”) and Goldman Sachs Lending Partners LLC will act as joint lead arrangers (the "Lead Arrangers"), and CS Securities and Goldman Sachs Lending Partners LLC will act as joint bookrunners (the "Joint Bookrunners"), in each case for the Second Lien Term Facility, and each will perform the duties customarily associated with such roles.

Syndication Agent:	Goldman Sachs Lending Partners LLC will act as Syndication Agent.

Documentation Agent or Co-Documentation Agents:	The Lead Arrangers may designate additional financial institutions, in consultation with the Borrower, to act as documentation agent or co-documentation agent.

Second Lien Term Facility:
A senior secured second lien term loan facility (the "Second Lien Term Facility") in an aggregate principal amount of $150 million plus, at the Borrower’s election, an additional amount to fund any original issue discount or upfront fees imposed in connection with the "Market Flex Provisions" in the Fee Letter.  The loans under the Second Lien Term Facility are referred to as the "Second Lien Term Loans".

Incremental Second Lien Facilities:	The Second Lien Term Facility will permit the Borrower to

2	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Second Lien Facility Term Sheet is attached, including Exhibit A thereto.

add one or more incremental term loan facilities to the Second Lien Term Facility (each, an "Incremental Second Lien Facility"), in each case to be provided under the Second Lien Facility Documentation, in an aggregate amount not to exceed (A) the excess of $100 million over the amount of any incremental loans under the First Lien Facilities plus (B) all voluntary prepayments of the Second Lien Term Facility made prior to such date of incurrence plus (C) an additional amount such that, after giving effect to the incurrence of any such Incremental Second Lien Facility pursuant to this clause (C) (and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Second Lien Facility Documentation (as defined below)), the Borrower would be in compliance, on a pro forma basis (but excluding the cash proceeds of such incurrence), with a Senior Secured Net Leverage Ratio (to be defined consistently with the First Lien Facilities Documentation) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) that is no greater than 6.25 to 1.00; provided that

(i)       no event of default (limited to bankruptcy and payment events of default if such Incremental Second Lien Facility is incurred to finance a Permitted Acquisition) under the Second Lien Facility Documentation has occurred and is continuing or would exist after giving effect thereto;

(ii)      the maturity date of any such Incremental Second Lien Facility shall be no earlier than the maturity date of the Second Lien Term Facility or any then-existing Incremental Second Lien Facility and the weighted average life of such Incremental Second Lien Facility shall not be shorter than the then remaining weighted average life of the Second Lien Term Facility or any then-existing Incremental Second Lien Facility;

(iii)     subject to clause (ii) above, the pricing, interest rate margins, discounts, premiums, rate floors and fees and maturity and amortization schedule applicable to any Incremental Second Lien Facility shall be determined by the Borrower and the lenders thereunder; provided that, during the period commencing on the Closing Date and ending on the date that is 18 months after the Closing Date only, in the event that the interest rate margins for any such Incremental Second Lien Facility are higher than the interest rate margins for the Second Lien Term

Facility by more than 50 basis points, then the interest rate margins for the Second Lien Term Facility shall be increased (or, alternatively, fees shall be paid to the Lenders under the applicable facility) to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Second Lien Facility minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to the Incremental Second Lien Facility and the Second Lien Term Facility (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Second Lien Term Facility or any Incremental Second Lien Facility in the initial primary syndication thereof shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity), (B) customary arrangement or commitment fees payable to any of the Lead Arrangers and/or the Joint Bookrunners (or their respective affiliates) in connection with the Second Lien Term Facility or to one or more arrangers or bookrunners (or their affiliates) of any Incremental Second Lien Facility shall be excluded and (C) if any Incremental Second Lien Facility includes an interest rate floor greater than the applicable interest rate floor under the existing Second Lien Term Facility, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Second Lien Term Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Second Lien Term Facility would cause an increase in the interest rate then in effect thereunder; and; and

(iv)     to the extent terms applicable to any Incremental Second Lien Facility are not consistent with the Second Lien Term Facility (except to the extent permitted by clauses (ii) and (iii), above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Second Lien Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Second Lien Term Facility).

The Borrower may seek commitments in respect of the Incremental Second Lien Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith ("Additional Lenders"); provided that (i) the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading "Assignments and Participations" for an assignment of loans or commitments, as applicable, to such Additional Lender and (ii) the restrictions applicable to Affiliated Lenders set forth under "Assignments and Participations" shall apply to commitments in respect of Incremental Second Lien  Facilities.

Refinancing Facilities:
The Second Lien Facility Documentation will permit the Borrower to refinance loans under the Second Lien Term Facility or loans or commitments under any Incremental Second Lien Facility from time to time, in whole or part, with one or more new term facilities (each, a "Refinancing Facility" and, collectively, the "Refinancing Facilities"), respectively, under the Second Lien Facility Documentation with the consent of the Administrative Agent, the Borrower and the institutions providing such Refinancing Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on an equal priority basis (but with control of remedies vested in the administrative agent under the First Lien Facilities and, after satisfaction of the First Lien Facilities, the Administrative Agent, on customary terms and conditions) with the Second Lien Term Facility or junior lien secured notes or loans that will be secured on a subordinated basis to the Second Lien Term Facility and to the obligations under any senior secured notes or loans (such notes or loans, "Refinancing Notes" and, together with the Refinancing Facilities, the "Refinancing Indebtedness"); provided that (i) any Refinancing Indebtedness does not mature prior to, or have a shorter weighted average life than, or with respect to Refinancing Notes, have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Refinancing Notes prior to the maturity date of the loans under the Second Lien Term Facility or Incremental Second Lien Facility, in either case that are being refinanced, (ii) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof), (iii) any Refinancing Indebtedness is not guaranteed by any subsidiaries of the Borrower that do not guarantee the Second Lien Term Facility, (iv) in the case of any secured Refinancing Indebtedness (A) is not secured by any assets not securing the Secured Obligations (as defined below) and (B) is subject to a customary intercreditor agreement consistent with the relevant form of intercreditor agreement attached as an exhibit to the Precedent Documentation or otherwise reasonably acceptable to the Administrative Agent, the administrative agent under the First Lien Term Facility and the Borrower and (v) the terms and conditions of any Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as whole) to the lenders or investors providing such Refinancing Indebtedness than the terms and conditions of the Second Lien Facility Documentation (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the latest maturity date of the Second Lien Term Facility or Incremental Second Lien Facility existing at the time of such refinancing) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Refinancing Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of any corresponding Second Lien Term Facility remaining outstanding after the issuance or incurrence of such Refinancing Indebtedness). The terms and conditions referred to in clauses (i), (ii), (iii), (iv) and (v) being referred to herein as the "Required Additional Debt Terms."

Purpose:
(A)     The proceeds of borrowings under the Second Lien Term Facility will be used by the Borrower on the Closing Date, together with the proceeds from the First Lien Facilities, the proceeds from the Equity Contribution and cash on hand at the Company and its subsidiaries, solely to pay the Acquisition Funds and to fund any OID or upfront fees (including, at the Borrower's election, those required pursuant to the "Market Flex Provisions" in the Fee Letter) to the extent otherwise permitted above.

(B)      The proceeds of any Incremental Second Lien Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Borrower.

(C)      The net cash proceeds of any Refinancing Indebtedness shall be applied, as among the Second Lien Term Facility and any Incremental Second Lien Facility, to refinance such facilities in the manner directed by the

Borrower.
Availability:	The Second Lien Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:
With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Final Maturity and Amortization:
The Second Lien Term Facility will mature on the date that is eight years after the Closing Date and will not be subject to scheduled amortization.

The Second Lien Facility Documentation shall contain customary "amend and extend" provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding Second Lien Term Loans or loans under any Incremental Second Lien Facility (which may include, among other things, an increase in the interest rate payable with respect of such extended Second Lien Term Loans or loans under any Incremental Second Lien Facility, with such extensions not subject to any "default stoppers", financial tests or "most favored nation" pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Guarantees:
All obligations of the Borrower under the Second Lien Term Facility and under any Incremental Second Lien Facility (the "Borrower Obligations"), will be unconditionally and irrevocably guaranteed jointly and severally (the "Guarantees") by the same Guarantors that guarantee the First Lien Facilities (the "Guarantors").

Security:
The Borrower Obligations and the Guarantees (collectively, the "Secured Obligations") will be secured by the assets that secure the First Lien Facilities (collectively, the "Collateral"). The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and each Guarantor shall secure its own respective Secured Obligations.

The relative rights and priorities in the Collateral among the secured parties under the First Lien Facilities and the secured parties under the Second Lien Term Facility will be set forth pursuant to customary intercreditor agreement substantially consistent with the Precedent Documentation (the "Intercreditor Agreement").

Mandatory Prepayments:
Loans under the Second Lien Term Facility and under any Incremental Second Lien Facility shall be prepaid with the following (to the extent not required to be applied to the mandatory prepayment of the First Lien Facilities):

(A)      commencing with the fiscal year ending on December 31, 2014, an amount equal to 50% of Excess Cash Flow (to be defined in the Second Lien Facility Documentation in a manner substantially consistent with the equivalent definition set forth in the First Lien Facilities Documentation), with step-downs to 25% and 0% based upon the achievement and maintenance of a First Lien Net Leverage Ratio (to be defined consistently with the First Lien Facilities Documentation) equal to or less than levels to be agreed, respectively; provided that, for any fiscal year, at the Borrower's option any voluntary prepayments of loans under the Second Lien Term Facility, under any Incremental Second Lien Facility (including the prepayment at a discount to par offered to all Lenders under the Second Lien Term Facility or any Incremental Second Lien Facility, with credit given to the cash amount paid in respect thereof, but excluding prepayments funded with the proceeds of long-term  indebtedness or equity, made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, may be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year) (with the First Lien Net Leverage Ratio of the Borrower for purposes of determining the applicable excess cash flow percentage above recalculated to give pro forma effect to any cash pay down or reductions made during such time);

(B)      an amount equal to 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions by the Borrower and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such annual limit required to be used to prepay) and subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months of the receipt of such net cash proceeds and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Second Lien Facility Documentation substantially similar to the exceptions set forth in the First Lien Facilities Documentation; and

(C)      an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the First Lien Facilities Documentation, except in respect of Refinancing Indebtedness).

The above-described mandatory prepayments of the Second Lien Term Facility shall be made without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings

Notwithstanding the foregoing, the Second Lien Facility Documentation will provide that, in the event that any Refinancing Indebtedness, shall be issued or incurred, such Refinancing Indebtedness may share no more than ratably in any prepayments required by the foregoing provisions of clauses (A) and (B).

Prepayments from non-U.S. subsidiaries' Excess Cash Flow or asset sale or other disposition proceeds will be substantially similar to the corresponding provision in the First Lien Facilities Documentation.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above (each a "Declining Lender").  Any prepayment amount declined (such amount, a "Declined Amount") by a Declining Lender may be retained by the Borrower.

In the event of a Change of Control (to be defined in a mutually agreeable manner and (to include a pre- and post-initial public offering provision and to be defined in a manner to be mutually agreed consistent with the First Lien Facilities Documentation, giving effect to the Documentation Considerations), the Borrower shall be required to offer to prepay all outstanding loans under the Second Lien Term Facility at the Applicable Call Premium (as set forth in Annex I), together with accrued interest thereon and all other amounts then due or outstanding thereunder.

Voluntary Prepayments:
Voluntary prepayments of borrowings under the Second Lien Term Facility will be permitted at any time, in minimum principal amounts to be agreed, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, subject to the payment of any Applicable Call Premium (as set forth in Annex I).

All voluntary prepayments of the Second Lien Term Facility and any Incremental Second Lien Facility will be applied as directed by the Borrower.

Conditions to Borrowing:	The availability of the borrowing under the Second Lien Term Facility on the Closing Date will be subject solely to the applicable conditions set forth in Exhibit D to the Commitment Letter.

Second Lien Facility Documentation:
The definitive financing documentation for the Second Lien Term Facility (the "Second Lien Facility Documentation") shall contain the terms set forth in this Exhibit C (subject to the right of the Lead Arrangers to exercise the "Market Flex Provisions" under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit C, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement, and taking into account the timing of the syndication of the Second Lien Term Facility, and (ii) contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the credit agreement included in the Second Lien Facility Documentation shall be substantially consistent with (and, in any event, no less favorable to the Borrower than) the First Lien Facilities Documentation as modified by the terms set forth herein.

Representations and Warranties:
The representations and warranties shall be substantially similar to (and, in any event, no less favorable to the Borrower than) those representations and warranties contained in the First Lien Facilities Documentation.

Affirmative Covenants:	The affirmative covenants shall be substantially similar to (and, in any event, no less favorable to the Borrower than) those affirmative covenants contained in the First Lien Facilities Documentation

Negative Covenants:
The negative covenants shall be substantially similar to (and, in any event, no less favorable to the Borrower than) those negative covenants contained in the First Lien Facilities Documentation, except that (i) the “baskets” for the negative covenants under the Second Lien Facility Documentation will be sized at least 20% above the levels of the “baskets” under the First Lien Facilities Documentation and (ii) the incurrence ratios under the Second Lien Facility Documentation will be sized at least 0.50 to 1.00 above the levels of the incurrence ratios under the First Lien Facilities Documentation; provided that notwithstanding the foregoing, the negative covenants shall limit the maximum amount of debt permitted to be incurred under the First Lien Facilities to an aggregate amount to be agreed.

Financial Maintenance Covenant:
None.

References to incurrence ratios requiring compliance with the Financial Maintenance Covenant under the First Lien Facilities Documentation shall be included in the Second Lien Facility Documentation but the levels used in the Second Lien Facility Documentation will be sized at least 0.50 to 1.00 above the levels of the Financial Maintenance Covenant under the First Lien Facilities Documentation.

Unrestricted Subsidiaries:
The Second Lien Facility Documentation will contain unrestricted subsidiary provisions substantially similar to (and, in any event, no less favorable to the Borrower than) the equivalent provisions contained in the First Lien Facilities Documentation.

Events of Default:
Events of Default shall be substantially similar to (and, in any event, no less favorable to the Borrower than) the Events of Default contained in the First Lien Facilities Documentation; provided the Second Lien Facility Documentation shall (i) include thresholds that are at least 20% higher than those in the First Lien Facilities Documentation and (ii) provide that a default under the First Lien Facilities Documentation shall not give rise to a default or event of default under the Second Lien Facility Documentation unless and until (i) the First Lien Lenders accelerate their First Lien Loans and other outstanding obligations under the First Lien Facilities as a result of such default) or (ii) solely in the case of a payment default under the First Lien Facilities, such default remains uncured for five days.

In addition, a breach of the Financial Maintenance Covenant in the First Lien Facilities Documentation shall not constitute an Event of Default with respect to the Second Lien Term Facility or trigger a cross-default under the Second Lien Term Facility until the date on which the loans and Revolving Facility Commitments (if any) have been accelerated or terminated by a vote of the Lenders holding at least a majority of the loans and Revolving Facility Commitments.

Voting:
The Second Lien Facility Documentation will contain provisions for amendments and waivers substantially similar to (and, in any event, no less favorable to the Borrower than) those provisions for amendments and waivers contained in the First Lien Facilities Documentation.

Cost and Yield Protection:
The Second Lien Facility Documentation will include tax gross-up, cost and yield protection provisions substantially similar to (and, in any event, no less favorable to the Borrower than) those provisions for tax gross-up, cost and yield protection contained in the First Lien Facilities Documentation.

Assignments and Participations:
The Second Lien Facility Documentation will contain provisions for assignments of and participations in the Second Lien Loans substantially similar to (and, in any event, no less favorable to the Borrower than) those provisions for assignments of and participations in the loans and commitments contained in the First Lien Facilities Documentation.

Expenses and Indemnification:
The Second Lien Facility Documentation will contain provisions for expenses and indemnification substantially similar to (and, in any event, no less favorable to the Borrower than) those provisions for expenses and indemnification contained in the First Lien Facilities Documentation.

Governing Law and Forum:	New York.

ANNEX I

Interest Rates:	The interest rates under Second Lien Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus 7.25% or ABR plus 6.25%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

"ABR" is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Administrative Agent as its "prime rate", (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.0% per annum.

"Adjusted LIBOR" is the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) ("Published LIBOR"), adjusted for statutory reserve requirements for eurocurrency liabilities.

There shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.00% per annum and a minimum ABR requirement of 2.00% per annum, in each case in respect of the Second Lien Term Facility.

Original Issue Discount/Upfront Fees:
The loans under the Second Lien Term Facility will be issued to the Lenders participating in the Second Lien Term Facility on the Closing Date at a price of 99% of their principal amount.  Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Second Lien Term Facility will be calculated on the basis of its full stated principal amount and (b) at the option of the Lead Arrangers, any original issue discount may instead be effected in the form of

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an upfront fee payable to the Lenders. The original issue discount or upfront fees payable pursuant to the preceding paragraph is herein defined as the "Upfront Fees".

Applicable Call Premium:
If, prior to the third anniversary of the Closing Date, all or any portion of the Second Lien Term Facility is prepaid (excluding any mandatory prepayment in respect of Excess Cash Flow), or if the maturity of all or any portion of the Second Lien Term Facility is accelerated  after an event of default, such repayment shall be made at the following applicable price (the “Applicable Call Premium”):

Year 1:       103%
Year 2:       102%
Year 3:       101%

If prior to the third anniversary of the Closing Date any Lender is forced to assign its loans under the Second Lien Term Facility following the failure of such Lender to consent to an amendment of the Second Lien Facility Documentation, the sale price for the principal amount of the loans so assigned by such Lender shall equal the Applicable Call Premium.

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EXHIBIT D

Project Exchange
Credit Facilities
Summary of Additional Conditions3

The initial borrowings under the Credit Facilities shall be subject to the following conditions:

1.           Subject to Section 11.05 of the Acquisition Agreement, except as disclosed in any Company SEC Document (as defined in the Acquisition Agreement) filed after December 31, 2011 but before the date hereof, or as set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement), since December 31, 2012, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

"Company Material Adverse Effect" shall mean with respect to any Person (as defined in the Acquisition Agreement), a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole, excluding any effect to the extent resulting from (A) changes in the financial or securities markets or general economic or political conditions, (B) changes (including changes in GAAP or Applicable Law (as defined in the Acquisition Agreement)) or conditions generally affecting the industry in which such Person and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters, (D) the announcement or consummation of the transactions contemplated by the Acquisition Agreement (including the impact of any of the foregoing on relationships with customers, suppliers, employees or Governmental Authorities (as defined in the Acquisition Agreement), but only to the extent that the announcement or consummation of the transactions contemplated by the Acquisition Agreement were the proximate cause of such impact), (E) any failure by the Company to meet internal or analysts’ estimates or projections, in and of itself, for any period (it being understood and agreed that any fact, change, event, occurrence or effect that may have contributed to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (F) any actions expressly required by the Acquisition Agreement (other than the Company’s compliance with its obligations to operate in the ordinary course consistent with past practice as set forth in Section 6.01 of the Acquisition Agreement) or taken with the express written consent of Parent (as defined in the Acquisition Agreement) or the Company, as applicable (it being understood and agreed that any fact, change, event, occurrence or effect resulting from the action with respect to which consent was granted, to the extent that it was not reasonably foreseeable to Parent at the time of such consent, may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (G) changes in the price or trading volume of the Company Stock (as defined in the Acquisition Agreement) after the date hereof and prior to the Effective Time (as defined in the Acquisition Agreement) (it being understood and agreed that any fact, change, event, occurrence or effect giving rise to or contributing to such change in price or trading volume may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), except that in the case of each of clauses (A), (B) and (C), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately and adversely affected as compared to other participants in the industry in which the Company and its

3
Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Subsidiaries operate (in which case only the disproportionate adverse impact shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (ii) such Person’s ability to consummate the transactions contemplated by the Acquisition Agreement.

2.           The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Credit Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by you (and/or Holdings) thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Parties, unless consented to in writing by the Lead Arrangers; provided that, the First Lien Facilities commitment and the Second Lien Term Facility shall be reduced, on a pro rata basis, by an amount equal to 70% of any reduction in the Acquisition Consideration (as defined in the Acquisition Agreement).

3.           The Equity Contribution shall have been made, or substantially simultaneously with the borrowings under the Credit Facilities, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.

4.           Substantially simultaneously with the initial borrowings under the Credit Facilities and the consummation of the Acquisition, the Refinancing shall be consummated.  After giving effect to the Transactions, Holdings and its subsidiaries shall have outstanding no third party indebtedness for borrowed money, other than (i) the Credit Facilities, (ii) indebtedness expressly permitted by the Acquisition Agreement (including existing capital leases), (iii) intercompany indebtedness among Holdings and its subsidiaries (subject to customary subordination requirements) and (iv) other limited indebtedness approved by the Lead Arrangers.

5.           The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for each subsequent fiscal quarter of the Company or its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes) together with financial statements for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP. The Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (a) above for the 2010, 2011 and 2012 fiscal years.

6.           The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days, in case such four-fiscal quarter period is the end of the Company's fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7.           Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent's security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing.

8.           The Administrative Agent and the Lead Arrangers shall have received at least 3 days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least 10 days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9.           The closing of the Credit Facilities shall have occurred on or before the Expiration Date.

10.            (i) The execution and delivery of the Facilities Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets (in each case as modified to reflect any exercise of the "Market Flex Provisions" under the Fee Letter) and subject to the Limited Conditionality Provision and the applicable Documentation Considerations (as defined in Exhibit B) set forth in the Commitment Letter and (ii) The delivery to the Lead Arrangers of customary borrowing notices, customary legal opinions, customary insurance certificates, customary officer's closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (each such term as defined in Exhibit B) (to the extent applicable) and a solvency certificate, as of the Closing Date and after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit D, of the Borrower's chief financial officer.

11.           All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the borrowings under the Credit Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Credit Facilities).

12.           On the Closing Date, all representations shall be made and the Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct.

13.           The Lead Arrangers shall have been afforded a period of 15 consecutive business days to syndicate the Credit Facilities prior to the Closing Date and after receipt of the Information Memorandum, in a form customarily delivered in connection with the senior secured bank financings of portfolio companies of the Sponsor, provided, that (i) such period shall exclude the days from July 3, 2013 to and including July 7, 2013 and (ii) the entirety of such period shall occur on or prior to August 17, 2013 or after September 2, 2013 and, provided further, that if at any time you have delivered to the Lead Arrangers all information reasonably necessary for the completion of the Information Memorandum and that is required to be provided by you pursuant to Section 3 of the Commitment Letter and the financial information described in paragraph 5 above (collectively, the “Required Information”), you may so notify us, in which case for purposes of this condition the Information Memorandum shall be deemed to have been delivered on the date such notice is delivered, unless we notify you in writing within one business day that we in good faith reasonably believe that you have not completed delivery of the Required Information and specify any additional Required Information.

ANNEX I to
EXHIBIT D

Form of Solvency Certificate

[        ], 201[ ]

This Solvency Certificate (this "Certificate") is delivered pursuant to Section [  ] of the Credit Agreement, dated as of [     ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the "Credit Agreement"), by and among [       ] (the "Borrower"), the lending institutions from time to time parties thereto and [     ], as the Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [       ], the Chief Financial Officer of the Borrower, DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement:

1.           The sum of the debt (including contingent liabilities) of Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis.

2.           The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as engaged in or contemplated on the date hereof.

3.           The Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations), beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

4.           The Borrower and the Subsidiaries, on a consolidated basis, are "solvent" within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5.           For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

6.           In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after consummation of the transactions contemplated by the Credit Agreement and, without limiting the foregoing, has reviewed the Credit Agreement and the financial statements referred to in Section __of the Credit Agreement.  As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries (after giving effect to the consummation of the transactions contemplated by the Credit Agreement).

[Remainder of Page Intentionally Left Blank]

Annex I to Exhibit D-1

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[	]
By:
Name:
Title: Chief Financial Officer

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